News Release
For Release on JULY 11, 2007 at 6:00 AM EDT

Contact:
William Kent
Director, Investor Relations
303-991-5070

Storm Cat Energy Corporation Announces Senior Executive Departure

DENVER and CALGARY, Alberta – July 11, 2007 – Storm Cat Energy Corporation (AMEX: SCU; TSX: SME) today announced that Don Martin, Vice President of Canadian and International Operations, has resigned his position effective July 31, 2007 to pursue other opportunities.

 “We thank Don for all of his contributions to Storm Cat and wish him well in his future endeavours." said Joe Brooker, Storm Cat Energy Chief Executive Officer.

About Storm Cat Energy

Storm Cat Energy is an independent oil and gas company focused on the pursuit, exploration and development of large unconventional gas reserves from fractured shales, coal beds and tight sand formations. The Company has producing properties in Wyoming's Powder River Basin, and exploitation and development acreage in Canada, Arkansas and Alaska. The Company's shares trade on the American Stock Exchange under the symbol "SCU" and in Canada on the Toronto Stock Exchange under the symbol "SME."

Company Contact:

William Kent
Director, Investor Relations
Phone: 303-991-5070
www.stormcatenergy.com

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